AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

Whereas, Participant is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);

Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country specific terms thereto), and this RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;
Whereas, the Cash Awards are subject to the applicable award agreement (including any country specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this RCA in order to be eligible to receive a Cash Award;
Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan and/or the award agreement applicable to the Participant’s Award (including any country specific terms thereto), and this RCA and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
Section 1 – Recitals

The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.

Section 2 – Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.
2.4    “Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6
“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.10	“Plan” shall have the meaning set forth in the recitals.

2.11
“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be an employed by Employer

2.12
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.14
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:

3.3.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3. 3.3     solicit for employment or entice away from the Restricted Group any Key Personnel; or

3. 3.4    employ or engage or endeavour to employ or engage any Key Personnel.

3.4
To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Sections 3.2 and 3.3 herein.

3.5	Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA.  Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3. 6	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2
Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3
Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 – Miscellaneous

6.1
This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2
The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4
The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7
This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8.	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Sections 3 and 4, shall survive termination of this RCA.

6.9.	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant's online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ Adam Rosman
Name: Adam Rosman
Title: Group General Counsel

Participant:

Signature: ___________________________________________

Print Name: __________________________________________